Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)
Jounce Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	2,584,711(2)	$1.016(3)	$2,626,066.38	$110.20 per $1,000,000	$289.39
Total Offering Amounts					$2,626,066.38		$289.39
Total Fee Offsets							$0.00
Net Fee Due							$289.39

(1)In accordance with Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Consists of 2,067,769 shares of Common Stock authorized for issuance under the Jounce Therapeutics, Inc. 2017 Stock Option and Incentive Plan and 516,942 shares of Common Stock authorized for issuance under the Jounce Therapeutics, Inc. 2017 Employee Stock Purchase Plan, as amended.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 8, 2023.